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                           ALCO STANDARD CORPORATION
                               STOCK AWARD PLAN

                1.  Purpose.  The Alco Standard Corporation Stock Award Plan
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enables employees of Alco Standard Corporation ("Alco") and its subsidiaries to receive shares of Alco common stock in recognition of services rendered. Thus, the Plan is intended to reward employees who have contributed to the success of Alco.

                2.  Effective Date.  The Plan shall become effective as of
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October 1, 1992.

                3.  Eligibility.  All full-time or part-time employees of Alco
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and its subsidiaries shall be eligible for selection to receive awards of Alco common stock as provided by the Plan, except that persons who have been designated as "officers" of Alco and who are subject to Section 16 of the Securities Exchange Act of 1934 are not eligible for selection.

                4.  Selection.  The Plan Committee described in Paragraph 8, by
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action of at least two members, shall: a) select employees to receive stock awards from time to time; b) determine the number of shares subject to each award; c) determine the amount of compensation, if any, which selected employees shall be required to forgo as a condition to receiving such awards; d) determine any employment restrictions to be placed upon such awards; and e) determine any other terms or conditions to be placed upon the awards. Such selections and determinations shall be entirely within the discretion of the Committee, but the Committee may consider recommendations received from Alco operating companies.

                5.  a)  Number of Shares.  An award to be granted hereunder
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shall state the number of shares of Alco common stock subject to the award.

                    b)  Employment Restrictions. The award may (but need not)
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specify that the employee must remain employed with Alco or its subsidiaries for a specified period from date of the grant of the award (the "Employment Period") as a condition to receiving all or a portion of the Alco stock subject to the award. If such an Employment Period is specified, the stock subject to the Employment Period restriction shall not be delivered to the employee until the Employment Period has been completed. In no event shall the Employment Period exceed five years.

                    c)  Payment Requirement. The award may (but need not)
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specify that the employee has elected to forgo a specified portion of his or her compensation as a condition to receiving the award.


                6.  Rights as Shareholder.  Unless an Employment Period is
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specified, an employee who has received a stock award hereunder shall generally have all the rights of a shareholder with respect to the Alco stock subject to the award upon delivery of the shares subject to such award. If an Employment Period is specified, the employee shall not have any rights as a shareholder with respect to the Alco stock subject to the Employment Period restriction
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until the Employment Period has been completed.

                7.  Adjustment.  If the outstanding shares of Alco common stock
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are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or other property (other than ordinary cash dividends) are distributed with respect to such shares of Alco common stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of Alco, reorganization, recapitalization, reclassification, dividend, stock split, reverse stock split, spin off, split off or other distribution with respect to such shares of common stock, or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares reserved for issuance under the Plan, and (ii) the number and kind of shares and other securities to be delivered to an employee under the Plan.

                8.  Administration.  The Plan shall be administered by Alco's
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Chief Executive Officer, Chief Operating Officer, and Chief Administrative
Officer (the "Plan Committee"), and any decision made by at least two of them in carrying out, administering or construing the Plan shall be final and binding upon employees and their heirs, successors and legal representatives. The Committee may, in its discretion, appoint a Plan Administrator who shall handle the day-to-day operations of the Plan and who shall perform such other duties and take such other actions as may be delegated to the Plan Administrator by the Committee.

                9.  Amendment or Termination.  The Plan may be amended,
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suspended or terminated at any time by action of the Board of Directors. No such amendment, suspension or termination shall adversely affect the rights of those employees who have received stock awards under the Plan.

                10. Termination of Employment.  If the employment (with Alco or
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a subsidiary) of an employee who has received a stock award subject to an
Employment Period terminates due to death, retirement, or disability, the employee (or heir or legal representative) shall be entitled to receive all shares of Alco common stock subject to such stock award regardless of whether the Employment Period has been completed. If the employment (with Alco or a subsidiary) of an employee who has received a stock award subject to an Employment Period terminates for any
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reason other than those set forth above, the employee (or heir or legal representative) shall forfeit all shares of Alco common stock remaining subject to the Employment Period restriction.

                11. No Agreement to Employ.  Nothing in the Plan shall be
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construed to constitute or be evidence of an agreement or understanding, express or implied, on the part of Alco or its subsidiaries, to employ or retain an employee who has received a stock award for any specific period of time.

                12. Withholding.  Alco and its subsidiaries will have the right
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to require the employee to pay, as a condition to receiving the award, an amount necessary to satisfy withholding requirements for all federal, state and local taxes. In connection with such withholding, Alco and its subsidiaries may make such arrangements, consistent with the Plan, as they may deem appropriate.